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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 15, 2002, relating to the financial statements and financial highlights which appear in the August 31, 2002 Annual Reports to Shareholders of Prudential Municipal Series Fund (consisting of Florida Series, New Jersey Money Market Series, New Jersey Series, New York Money Market Series, New York Series, and Pennsylvania Series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements", "Other Service Providers" and "Financial Highlights" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
October 21, 2002